Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE FIRST QUARTER, 2007
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Q1 revenues of $11.5 million are highest first quarter revenues ever –

Q1 backlog stands at over $40 million, highest first quarter backlog ever

Ann Arbor, Michigan, May 14, 2007 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter ending March 31, 2007.

First Quarter Results

Revenues for the first quarter reached $11.5 million, compared to $8.9 million for the corresponding period in 2006, an increase of 29% over the same period last year.

Gross profit for the quarter was $4.1 million, or 36% of revenues, compared to $2.2 million, or 25% of revenues, for the corresponding period in 2006.

The net loss for the first quarter was $(1.7) million, or $(0.15) per share, versus $(4.5) million, or $(0.70) per share, for the corresponding period last year.

 “We have increased our revenues and gross profit while achieving a sharp drop in our GAAP loss,” said Robert S. Ehrlich, Chairman and CEO of Arotech. “Our revenues for the first quarter – traditionally our weakest quarter – were the highest first quarter revenues we have ever had. Revenues in our Armor Division increased 150% as our David order continues to ship on schedule. At the same time we have maintained our backlog level at over $40 million, which is the highest first quarter backlog we have ever had” continued Ehrlich.

“Overall, the Company has made good progress in the last few quarters as we continue to see strong growth across the board while continuing to work to reduce expenses company wide,” concluded Ehrlich.

Backlog

Backlog of orders totaled approximately $40.3 million as of March 31, 2007.

Cash Position at Quarter End

As of March 31, 2007, the Company had $1.5 million in cash, $280,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable, and $42,000 in available-for-sale marketable securities, as compared to at December 31, 2006, when the Company had $2.4 million in cash, $649,000 in restricted

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collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable and $41,000 in available-for-sale marketable securities.

The Company had trade receivables of $10.2 million as of March 31, 2007, compared to $7.8 million as of December 31, 2006. The Company had a current ratio (current assets/current liabilities) of 1.85, up slightly from the December 31, 2006 current ratio of 1.79.

Stockholders’ equity at the end of the quarter was approximately $54 million.

Conference Call

The Company will host a conference call today, Monday, May 14, 2007 at 5:00 p.m. EDT. Those wishing to access the conference call should dial 1-800-263-8506 (U.S.) or 1-719-457-2681 (international) a few minutes before the 5:00 p.m. EDT start time. A replay of the conference call will be available starting Monday, May 14, 2007 at 8:00 p.m. until Friday, May 18, 2007 at 11:59 p.m. The replay telephone number is 1-888-203-1112 (U.S.) and 1-719-457-0820 (international). The passcode is: 4821492.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armoring, Simulation and Training, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2007	2006
Revenues	$11,462,968	$8,896,412
Cost of revenues	7,337,029	6,652,752
Amortization of intangible assets	339,960	510,692
Research and development	498,085	304,612
Selling and marketing	1,030,768	899,268
General and administrative	3,724,290	3,102,536
Impairment of goodwill and other intangible assets	–	204,059
Total operating costs	12,930,132	11,673,919
Operating loss	(1,467,164)	(2,777,507)
Other income	11,944	17,506
Financial expenses, net	(124,080)	(1,461,136)
Loss before minority interest in loss (earnings) of subsidiaries, earnings from affiliated company and tax expenses	(1,579,300)	(4,221,137)
Income tax expenses	(105,907)	(39,972)
Minority interest in loss (earnings) of subsidiaries	(60,656)	9,189
Gain from affiliated company	47,621	38,472
Net loss	(1,698,242)	$(4,213,448)
Deemed dividend to certain shareholders	–	$(317,207)
Net loss attributable to common shareholders	$(1,698,242)	$(4,530,655)
Basic and diluted net loss per share	$(0.15)	$(0.70)
Weighted average number of shares used in computing basic and diluted net loss per share	11,219,131	6,480,162

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